Exhibit 14.1

                         CONCORDE FINANCIAL CORPORATION
                          INDIVIDUAL RETIREMENT ACCOUNT


                                    ARTICLE I

             The Custodian may accept additional cash contributions on behalf of the Depositor for a tax year of the Depositor. The total cash contributions are limited to $2,000 for the tax year unless the contribution is a rollover contribution described in section 402(a)(5), 402(a)(7), 403(b)(8), 405(d)(3), or 409(b)(3)(C) of the Code or an
   employer contribution to a simplified employee pension plan as described in section 408(k).

                                   ARTICLE II

             The Depositor's interest in the balance in the Custodial Account is nonforfeitable.

                                   ARTICLE III

             1. No part of the custodial funds may be invested in life insurance contracts, nor may the assets of the Custodial Account be commingled with other property except in a common trust fund or common investment fund (within the meaning of section 408(a)(5) of the Code).

             2. No part of the custodial funds may be invested in collectibles (within the meaning of section 408(m) of the Code).

                                   ARTICLE IV

             1. The Depositor's entire interest in the Custodial Account must be, or begin to be, distributed before the end of the tax year in which the Depositor reaches age 70-1/2. By the end of that tax year, the Depositor may elect, in a manner acceptable to the Custodian, to have the balance in the Custodial Account distributed in:

                  (a)   A lump-sum payment.

                  (b) Equal or substantially equal monthly, quarterly, or annual payments over a specified period that may not be longer than the Depositor's life expectancy.

                  (c) Equal or substantially equal monthly, quarterly, or annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Depositor and his or her spouse.

             Even if distributions have begun to be made under option (b) or
   (c), the Depositor may receive a distribution of the balance in the Custodial Account at any time by giving written notice to the Custodian. If the Depositor does not choose any of the methods of distribution described above by the end of the tax year in which he or she reaches age 70-1/2, distribution to the Depositor will be made before the end of that tax year by a lump-sum payment. If the Depositor elects as a means of distribution (b) or (c) above, figure the payments made in tax years beginning in the tax year the Depositor reaches age 70-1/2 as follows:

                  (i) For the minimum annual payment, divide the Depositor's entire interest in the Custodial Account at the beginning of each year by the life expectancy of the Depositor (or the joint life and last survivor expectancy of the Depositor and his or her spouse, or the period specified under (b) or (c), whichever applies). Determine the life expectancy in either case on the date the Depositor reaches 70-1/2 minus the number of whole years passed since the Depositor became 70-1/2.

                  (ii)  For the minimum monthly payment, divide the result in
             (i) above by 12.

                  (iii) For the minimum quarterly payment, divide the result in (i) above by 4.

             2. If the Depositor dies before his or her entire interest in the account is distributed to him or her, or if distribution is being made as provided in (c) above to his or her surviving spouse, and the surviving spouse dies before the entire interest is distributed, the entire remaining undistributed interest will, within 5 years after the Depositor's death or the death of the surviving spouse, be distributed to the beneficiary or beneficiaries of the Depositor or the Depositor's surviving spouse. However, the preceding distribution is not required if distributions over a specified term began before the death of the Depositor and the term is for a period permitted under (b) or (c) above and distributions continue over that period. If the Depositor dies before his or her entire interest has been distributed and if the beneficiary is other than the surviving spouse, no additional cash contributions or rollover contributions may be accepted in the account.

                                    ARTICLE V

             Unless the Depositor dies, is disabled (as defined in section 72(m) of the Code), or reaches age 59-1/2 before any amount is distributed from the account, the Custodian must receive from the Depositor a statement explaining how he or she intends to dispose of the amount distributed.

                                   ARTICLE VI

             1. The Depositor agrees to provide the Custodian with information necessary for the Custodian to prepare any reports required under section 408(i) of the Code and the related regulations.

             2. The Custodian agrees to submit to the Internal Revenue Service and the Depositor such reports as the Internal Revenue Service shall prescribe.

                                   ARTICLE VII

             Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through III and this sentence will be controlling. Any additional articles that are not consistent with section 408(a) of the Code and related regulations will be invalid.

                                  ARTICLE VIII

             This agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the persons whose signatures appear below.

                                   ARTICLE IX

             1. Definitions. "Investment Company" shall mean the Concorde Value Fund, Inc. and/or such other investment company as defined in Internal Revenue Code Section 851(a) for which Concorde Financial Corporation serves as investment advisor and which has agreed to offer shares for an IRA. "Investment Company Shares" or "Shares" shall mean shares of capital stock of the Investment Company.

             2.   Investment of Account Assets.

                  (a) Each contribution forwarded by the Depositor to the Custodian shall identify the Depositor's account number and be accompanied by a statement signed by the Depositor directing the Custodian as to which Investment Company shares that contribution is to be invested in. The Custodian may return to the Depositor, without liability for interest thereon, any contributions which are not accompanied by adequate account identification or an appropriate signed statement directing investment of those contributions.

                  (b) Contributions shall be invested in whole and fractional Investment Company Shares at the price and in the manner in which such shares are then being publicly offered by the Investment Company. All distributions received on Investment Company Shares held in the Custodial Account shall be reinvested in like Shares and credited to such Account. If any distribution of Investment Company Shares may be received at the election of the shareholder in additional like Shares or in cash or other property, the Custodian shall elect to receive such distribution in additional like Investment Company Shares.

                  (c) All Investment Company Shares acquired by the Custodian shall be registered in the name of the Custodian or its registered nominee. The Depositor shall be the beneficial owner of all Investment Company Shares held in the Custodial Account and the Custodian shall not vote any of such shares, except upon written direction of the Depositor. The Custodian agrees to forward to every Depositor a then current Prospectus, reports, notices, proxies and related proxy soliciting materials applicable to Investment Company Shares received by the Custodian.

                  (d) The Depositor may at any time, by a manually signed direction delivered to the Custodian, redeem any number of shares held for his account in any Investment Company and reinvest the proceeds in the shares of any other Investment Company. Telephone redemptions and reinvestments will not be accepted. Such redemptions and reinvestments shall be done at the price and in the manner in which such shares are then being redeemed or offered by the respective Investment Companies.

             3.   Amendment and Termination.

                  (a) The Custodian may, with the written approval of each Investment Company, amend the Custodial Account in whole or in part (including retroactive amendments) by delivering to the Depositor written notice of such amendment setting forth the substance and effective date of the amendment. The Depositor shall be deemed to have consented to any such amendments not objected to in writing by the Depositor within thirty
   (30) days of receipt of the notice, provided that no amendment shall cause or permit any part of the assets of the Custodial Account to be diverted to purposes other than for the exclusive benefit of the Depositor or his beneficiaries, nor shall any amendment be made except in accordance with the applicable law and regulations affecting this Custodial Account.

                  (b) The Depositor may at any time terminate the Custodial Account by delivering to the Custodian a written notice of such termination setting forth the effective date thereof.

                  (c) The Custodial Account created by this Agreement shall automatically terminate upon distribution to the Depositor or any beneficiary designated under Paragraph 6 of Article IX hereof of the entire balance in the Custodial Account.

                  (d) The Custodian may be removed by the Depositor at any time upon thirty (30) days written notice to the Custodian. The Custodian may elect to terminate the Custodial Account upon thirty (30) days written notice to the Depositor.

             4. Taxes and Custodial Fees. Any income taxes or other taxes of any kind whatsoever that may be levied or assessed upon or in respect of the assets of the Custodial Account, or the income arising therefrom, any transfer taxes incurred, all other administrative expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian, and the Custodian's compensation, shall be paid from the Custodial Account. The Custodian's fees are:

                  (a)   Opening Account fee -             $______

                  (b)   Annual maintenance fee -          $______

                  (c)   Refund of excess contribution -   $______

   The annual maintenance fee will not be charged the first year, if the Depositor opens the account between October 1 and December 31 of such year.

             Extraordinary charges resulting from unusual administrative responsibilities not contemplated by this schedule will be subject to such additional charges as will reasonably compensate the Custodian for the services performed.

             The Opening Account Fee shall accompany the application to establish the account.

             Fees for refund of excess contributions or Investment Company share redemption/reinvestment will be deducted from the refund or redemption proceeds at the time of refund or redemption and the remaining balance will be remitted to the Depositor in the case of refund, or will be reinvested in accordance with the Depositor's instructions.

             5.   Reports and Notices.

                  (a) The Custodian shall keep adequate records of transactions it is required to perform hereunder. Not later than sixty
   (60) days after the close of each calendar year, or after the Custodian's resignation or removal pursuant to Article IX, Paragraph 3, the Custodian shall render to Depositor or Depositor's legal representative a written report or reports reflecting the transactions effected by it during such period and the assets and liabilities of the Custodial Account at the close of the period.

                  (b) All communications or notices required or permitted to be given herein shall be deemed to be given upon receipt by the Custodian at the Investment Company and/or the Depositor at his most recent address shown in the Custodian's records. The Depositor agrees to advise the Custodian promptly, in writing, of any change of address.

             6. Designation of Beneficiary. The Depositor shall have the right, by written notice to the Custodian, to designate a beneficiary or beneficiaries, primary and contingent, to receive any benefit to which such Depositor may be entitled in the event of his death prior to the complete distribution of such benefit. In the event the Depositor has not designated any beneficiaries, or if all beneficiaries shall predecease the Depositor, the following persons shall take in the order named:

                  (a)   Spouse of the Depositor;

                  (b) If the spouse shall predecease the Depositor, then in equal shares to any children surviving the Depositor and to the descendants then living of a deceased child, by the right of representation; or

                  (c) If the Depositor shall leave neither spouse nor descendants surviving, then to the personal representative of the Depositor's estate.

             7. Inalienability of Benefits. The benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind and any attempt to cause such benefits to be so subjected shall not be recognized except to the extent as may be required by law.

             8. Rollover Contributions. The Custodian shall have the right to receive rollover contributions as described in Section 408(d)(3) of the Code. If any property is transferred to the Custodian as a rollover contribution, such property shall be sold by the Custodian and the proceeds reinvested as provided in Section 2 of this Article IX. The Custodian reserves the right to refuse to accept any contributions which are not in the form of cash.

             9. Conflict in Provisions. To the extent that any provisions of Article IX shall conflict with the provisions of Articles IV-VIII, the provisions of Article IX shall prevail.

             10. Applicable State Law. This Custodial Account shall be construed, administered and enforced according to the laws of the State of Wisconsin.